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COOPERS                                                          EXHIBIT 23.1
& LYBRAND





                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Prospectus Supplement of IMC Home Equity Loan Owner Trust 1998-2, of our report dated February 3, 1997, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the references to our firm under the caption "Report of Experts" in such Prospectus Supplement.


                                                    /s/ Coopers & Lybrand


                                                    Coopers & Lybrand L.L.P.


New York, New York
March 26, 1998